Exhibit 10.3

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of October 11, 2023, amends and restates in its entirety that certain Executive Employment Agreement, dated as of April 28, 2023 (the “Prior Employment Agreement”), by and between Ambrx, Inc., a Delaware corporation (the “Company”) and Andrew Aromando (“Executive”), and is made effective as of October 11, 2023 (the “Effective Date”), by and between the Company and Executive. Each of the Company and Executive is a “Party,” and collectively, they are the “Parties.”

WHEREAS, Executive commenced employment with the Company effective as of April 28, 2023 (the “Hire Date”);

WHEREAS, Executive is currently employed by the Company pursuant to the Prior Employment Agreement;

WHEREAS, Executive and the Company now desire to amend and restate the Prior Employment Agreement in its entirety to provide for amended terms and conditions of Executive’s continued employment, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, Executive acknowledges that Executive has had the opportunity to consider this Agreement and enters into this Agreement voluntarily and with a full understanding of its terms.

NOW, THEREFORE, in consideration of the mutual covenants and mutual benefits, the Company and Executive agree as follows:

1.
Term of Employment. The Company shall continue to employ Executive and Executive accepts continued employment by the Company on the terms and conditions herein contained for a period beginning on the Effective Date and ending on the date Executive’s employment is terminated by either Party pursuant to Section 6 (the “Employment Period”).
2.
Duties and Functions.
(a)
Executive shall initially render services to the Company, in the full-time position of Chief Operating Officer. Executive shall initially report to the Chief Executive Officer (“CEO”) of the Company.
(b)
Executive agrees to undertake the duties and responsibilities inherent to Executive’s position, which may encompass different or additional duties as may, from time to time, be assigned by the CEO of the Company. The duties and responsibilities undertaken by Executive may be altered or modified from time to time by the Company in its sole discretion. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof which may be adopted at any time by the Company.
(c)
During the Employment Period, Executive will devote Executive’s full time and efforts to the business of the Company and will not, without the consent of the Company, engage in consulting work or any trade or business for Executive’s own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of Executive’s duties hereunder in any way.
(d)
Executive’s initial primary work location shall be Robbinsville, New Jersey. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than such primary work location from time to time (including without limitation traveling to and working at the Company’s office located in La Jolla, California), and to require reasonable business travel.
(e)
During Executive’s employment with the Company, it shall not be a violation of this Agreement for Executive to (a) serve on any civic or charitable boards or committees; (b) deliver lectures, fulfill teaching or speaking engagements; (c) manage personal investments; or (d) serve as a member of the board of directors of no more than one corporation without the CEO’s written approval, which shall not be unreasonably withheld, provided, further, that any such activities must not occur during the Company’s regular business hours, materially interfere with Executive’s performance of Executive’s duties and responsibilities under this Agreement, or create an actual or potential conflict of interest with the Company.
3.
Compensation.
(a)
Base Salary. As compensation for Executive’s services hereunder, during Executive’s employment, Executive shall be paid a base salary at an initial annual rate of $415,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll schedule, which is currently bi-weekly. The Base Salary shall be paid less required deductions for withholding taxes, social security and all other employment taxes and payroll deductions. Executive’s salary shall be subject to annual review by the Company. As an exempt, salaried employee, Executive will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of Executive’s work assignments, and Executive will not be eligible for overtime compensation.
(b)
Annual Bonus. Executive shall participate in such bonus plan or plans as in effect from time-to-time and applicable to the senior management of the Company. Executive’s target bonus award under such bonus plan, if provided, shall be forty percent (40%) of the Base Salary (the “Target Bonus”). Executive’s bonus (if any) shall be determined by the Parent Board, in its sole and absolute discretion, in accordance with the terms and conditions of any bonus plan in effect from time to time. Executive’s bonus (if any) shall be paid no later than March 15 of the calendar year following the year to which the bonus relates. Executive must be actively employed by the Company on the bonus payment date in order to earn any bonus.
(c)
Equity Compensation. Executive will be eligible to participate in an equity incentive plan designated by the Ambrx Biopharma, Inc.’s Board of Directors (“Parent Board”) in accordance with guidelines established from time to time by Ambrx Biopharma, Inc. (the “Parent”) and subject to Parent Board action and the terms and conditions of the applicable plan and grant agreement. Executive acknowledges and agrees that all equity compensation grants promised in the Prior Employment Agreement have been satisfied. The vesting and exercisability of all outstanding time-based vesting share options and other time-based vesting share awards covering the Company’s shares of common stock that are held by Executive shall accelerate and vest in full effective as of immediately before and contingent upon the closing of a Change in Control (as defined below).
(d)
Other Expenses. In addition to the compensation provided for above, the Company agrees to pay or to reimburse Executive during Executive’s employment for all reasonable, ordinary and necessary, properly documented, business expenses incurred in the performance of Executive’s services hereunder in accordance with Company policy in effect from time to time; provided, however, that the amount available to Executive for such travel, entertainment and other expenses may require advance approval by the Company.
(e)
Paid Time Off. Executive shall be eligible for unlimited paid time off in accordance with the Company’s unlimited paid time off policies. The Company reserves the right to change or eliminate the time off benefits on a prospective basis, at any time, effective upon notice to Executive.
(f)
Fringe Benefits. In addition to Executive’s compensation provided by the foregoing, Executive shall be entitled to the benefits available generally to similarly-situated Company employees pursuant to Company programs, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company, subject to the applicable terms and conditions of the benefit plans in effect at that time. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.
4.
Representations and Warranties. Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s continued employment under the terms and conditions set forth herein or the performance of all duties and services hereunder to the fullest extent of Executive’s ability and knowledge. Executive understands and acknowledges that Executive is not expected or permitted to use or disclose confidential information belonging to any prior employer or business partner in the course of performing Executive’s duties for the Company. During Executive’s employment with the Company, Executive represents and warrants that Executive shall not engage in any activity that creates an actual or potential conflict of interest with the Company without the prior written consent of the Company’s Chief Executive Officer or an authorized representative. Such work shall include, but is not limited to, directly competing with the Company or Parent in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company, as may be determined by the CEO in their sole discretion.
5.
Confidentiality Agreement. Executive acknowledges and agrees that, notwithstanding the execution of this Agreement, the Confidentiality, Proprietary Rights and Restrictive Covenant Agreement that Executive executed with the Company, dated May 5, 2023 (the “Confidentiality Agreement”) remains in effect. Executive further acknowledges and agrees that Executive has complied with all obligations and restrictions contained therein and shall continue to comply with all obligations and restrictions contained therein.

6.
At-Will Employment. Executive’s employment with the Company is at-will and may be terminated by either Party at any time, without cause or notice, by providing written notice to the other Party. Upon termination of employment for any reason, the Company shall pay to Executive the Executive’s accrued salary through the effective date of termination, as well as the value of Executive’s accrued, unused paid time off, to the extent required by applicable law or Company policy, subject to standard payroll deductions and withholdings. The obligations imposed on Executive with respect to non-competition, non-solicitation, confidentiality, non-disclosure and assignment of rights to inventions or developments in the Confidentiality Agreement shall continue, notwithstanding the termination of the employment relationship between the Parties and regardless of the reason for such termination. Upon termination of employment for any reason, Executive shall be deemed to have resigned from the any officer positions with the Company, Parent or any applicable subsidiary or affiliate and shall execute, at the Company’s request, any documentation to effectuate such resignation.
7.
Severance. Executive shall be entitled to receive benefits upon Executive’s Separation from Service by reason of termination of Executive’s employment with the Company only as set forth in this Section 7.
(a)
Termination Without Cause or By Executive For Good Reason. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause (and other than as a result of the Executive’s death or disability), or by Executive for Good Reason, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance policy, plan or program of the Company or under the Prior Employment Agreement, the severance benefits provided below (collectively, the “Severance Benefits”), subject to the conditions contained in this Agreement and Executive’s continued compliance with all legal and contractual obligations to the Company and Parent (including under the Confidentiality Agreement):
(i)
Subject to approval by the Parent Board of such bonus amount, the Company shall pay to Executive a pro-rated portion of Executive’s Target Bonus that would have otherwise been earned by Executive, if any, for the year of termination (the “Pro-Rated Bonus”). The amount of the Pro-Rated Bonus, if any, will be determined by the portion of the calendar year that Executive was actively employed by the Company in the year of termination. The Pro-Rated Bonus, if any, will be paid by the Company at the same time that bonuses are paid for similarly-situated employees;
(ii)
The Company shall pay to Executive a severance benefit equal to: (A) nine (9), multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service (for the avoidance of doubt, calculated at a level without taking into account any reduction of pay that triggers Good Reason, if applicable). Such severance benefit shall be payable in a single lump sum payment on the first day of the calendar month on or following the sixtieth (60th) day after the date of Executive’s Separation from Service;
(iii)
For the period beginning on the date of Executive’s Separation from Service and ending on the date which is nine (9) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires) (the “COBRA Payment Period”), the Company shall reimburse Executive for the COBRA premiums to continue the health insurance coverage for Executive and Executive’s eligible dependents (provided that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Executive, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and
(iv)
In the event Executive accepts employment with an employer other than the Company prior to receiving payment of the Severance Benefits (which acceptance may be evidenced upon the earlier of executing a written offer letter or employment agreement or commencing such employment), the Company’s obligation to provide severance benefits under Sections 7(a)(i) and 7(a)(ii) shall immediately cease upon such acceptance of other employment, and Executive shall be obligated to inform the Company of any such acceptance within five (5) business days after such acceptance.
(b)
Termination Without Cause or By Executive For Good Reason in Connection with a Change in Control. In the event (a) Executive’s Separation from Service occurs by reason of the termination of the Executive’s employment by the Company without Cause (and other than as a result of the Executive’s death or disability), or by Executive for Good Reason, in either case within three (3) months prior to, on, or within twelve (12) months following the effective date of a Change in Control (as defined in Parent’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”)) (a “Change in Control Termination”), then in lieu of (and not in addition to) the Severance Benefits described in Section 7(a), Executive shall be entitled to receive the benefits provided below (the “Change in Control Severance Benefits”), subject to the conditions contained in this Agreement and Executive’s continued compliance with all legal and contractual obligations to the Company and Parent (including under the Confidentiality Agreement):
(i)
The Company shall pay to Executive a total severance benefit equal to: (A) twelve (12), multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of the Separation from Service (for the avoidance of doubt, calculated at a level without taking into account any reduction that triggers Good Reason, if applicable), plus 100% of their Target Bonus for the year in which the Change in Control Termination occurs. Such severance benefit shall be payable in a lump sum on the first regularly scheduled payroll date following the sixtieth (60th) day after the date of the Executive’s Separation from Service;

(ii)
Subject to approval by the Parent Board of such bonus amount, the Company shall pay to Executive, to the extent not yet paid, Executive’s unpaid bonus for the year prior to the year in which Executive’s termination occurred, with such bonus to be paid in a single lump sum at the same time that bonuses are paid to similarly-situated employees;
(iii)
For the period beginning on the date of Executive’s Separation from Service and ending on the date which is twelve (12) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires) (the “CIC COBRA Payment Period”), the Company shall reimburse Executive for the COBRA premiums to continue the health insurance coverage for Executive and Executive’s eligible dependents (provided that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Executive, on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, which payments shall continue until the earlier of expiration of the CIC COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
(iv)
In the event (a) Executive’s Separation from Service occurs by reason of the termination of the Executive’s employment by the Company without Cause (and other than as a result of the Executive’s death or disability), or by Executive for Good Reason, in either case within three (3) months prior to the effective date of a Change in Control (as defined in the 2021 Plan), then, the vesting and exercisability of all outstanding time-based vesting share options and other time-based vesting share awards covering the Company’s shares of common stock that are held by Executive shall accelerate and vest in full effective as of immediately before and contingent upon the closing of a Change in Control (and shall be deemed to remain outstanding until such Change in Control only to effectuate the foregoing, subject however, to earlier termination of the award pursuant to its original term expiration date).
(c)
Other Terminations. If Executive’s employment is terminated at any time by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s death or Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations), other than as set forth in Section 6 above.
(d)
Release. As an express condition to Executive’s receipt of any Severance Benefits pursuant to Section 7(a), or (as applicable) any Change in Control Severance Benefits pursuant to Section 7(b), Executive shall execute and deliver to the Company within 60 days following Executive’s Separation from Service, and not revoke (if applicable) so that it is irrevocable by such 60th day, a general release of all claims in favor of the Company, Parent and its and their affiliated entities and persons (the “Release”) in a form to be provided by the Company. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and Executive’s termination of employment. In the event Executive does not execute and deliver the Release to the Company within the 60-day period immediately following the date of Executive’s Separation from Service, or Executive revokes the Release (if applicable), Executive shall not be entitled to the aforesaid payments and benefits. Further, the Company’s obligation to pay and provide the Severance Benefits pursuant to Section 7(a) of this Agreement or the Change in Control Severance Benefits pursuant to Section 7(b) of this Agreement are contingent upon Executive’s compliance with Executive’s post-employment obligations to the Company under this Agreement and the Confidentiality Agreement. In the event that Executive breaches any of Executive’s obligations under this Agreement or the Confidentiality Agreement, Executive agrees that the Company may cease making any payments due under Section 7 of this Agreement, and recover all payments already made and benefits provided under Section 7 of this Agreement, in addition to all other available legal remedies.
(e)
Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in Sections 6 and 7 herein. In addition, Executive acknowledges and agrees that Executive is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 7, including, without limitation, any excise tax imposed by Section 4999 of the Code.
(f)
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)
“Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Company: (i) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities to the Company, Parent or any successor or parent or subsidiary thereof which is materially injurious to the Company, Parent or any successor or parent or subsidiary thereof; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive which constitutes gross misconduct and is materially injurious to the Company, Parent or any successor or parent or subsidiary thereof; (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement, the Confidentiality Agreement or the Company’s written employment or other policies that have previously been furnished to Executive, which breach, if curable, is not cured within thirty (30) days after written notice thereof is received by Executive; (v) Executive’s failure to comply with reasonable directives of the CEO that are consistent with Executive’s job duties (which directives are not in conflict with applicable law), which failure, if curable, is not cured within thirty (30) days after written notice thereof is received by Executive; or (vi) Executive’s misappropriation of any material property, including but not limited to intellectual property, of the Company, Parent or any successor or parent or subsidiary thereof.
(ii)
“Disability” means the inability of Executive, in the opinion of a qualified physician acceptable to the Company, to perform, with or without reasonable accommodation, the essential functions of Executive’s position with the Company, or any parent, or subsidiary, or successor because of the sickness or injury of Executive for more than 90 consecutive days or more than 120 days in a 12 month period.
(iii)
“Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events or conditions without Executive’s written consent:
(A)
a material diminution in Executive’s authority, duties or responsibilities including, without limitation, a requirement that Executive report directly to a senior executive other than the CEO;
(B)
a material diminution in Executive’s base salary, unless such a salary reduction is imposed across-the-board to senior management of the Company;
(C)
a material change in the geographic location at which Executive must regularly perform Executive’s duties, except for reasonably required travel on the Company’s, Parent’s or any of its or their successor’s or affiliate’s business; provided that any relocation back to the Company office from remote work will not be considered a relocation of Executive’s principal place of employment with the Company for purposes of this definition; or
(D)
any other action or inaction that constitutes a material breach by the Company of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the initial occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions.

(iv)
“Separation from Service” shall mean Executive’s separation from service, as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Company (and the service recipient, as defined in Treasury Regulation Section 1.409A-1(g), that includes the Company).
8.
Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into Executive’s possession by, through or in the course of Executive’s employment, regardless of the source and whether created by Executive, are the sole and exclusive property of the Company, and immediately upon the termination of Executive’s employment, or at any time the Company shall request, Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. Executive shall not destroy any Company property, such as by deleting electronic mail or other files, other than in the normal course of Executive’s employment. Executive further agrees that should Executive discover any Company property or Confidential Information (as defined in the Confidentiality Agreement) in Executive’s possession after the return of such property has been requested, Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.
9.
Indemnification. If Executive is considered an officer of the Company under the Company’s bylaws, Executive shall be entitled to indemnification as provided in Article VIII of the bylaws of the Company, without regard to any future changes in Executive’s assignment or position. In addition, to the extent the Company obtains insurance providing coverage or indemnification for other officers, or employees, or enters into any agreements with any other officers or employees which provide such officer or employee with rights to indemnification, Executive shall be included as a named insured in such policy and/or granted the same rights to indemnification as are provided in such other agreements.
10.
Agreement Review Fees. The Company shall reimburse Executive for up to $5,000 in costs and expenses actually incurred in connection with the review of this Agreement by legal counsel and other advisors retained.
11.
Successors and Assigns; Binding Agreement. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any of its parents, subsidiaries or affiliates or to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
12.
Entire Agreement. This Agreement contains the entire understanding of Executive and the Company with respect to the employment of Executive during the Employment Period and supersedes any and all prior understandings, written or oral, including the Prior Employment Agreement; provided, however, that notwithstanding anything herein to the contrary, this Agreement does not supersede or modify the Confidentiality Agreement or any confidentiality, non-disclosure, non-competition, non-solicitation, trade secret, and/or assignment of inventions and other intellectual property provisions to which Executive’s employment is subject, which will remain in effect subsequent to the execution of this Agreement. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all Parties. By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, has had the opportunity to have it reviewed by legal counsel, and is voluntarily and knowingly entering into said Agreement.
13.
Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.
14.
Tax Consequences. Except as otherwise specifically provided in this Agreement, the Company will have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.
15.
Section 409A.
(a)
This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A of the Code”). If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement.
(b)
For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of payment.
(c)
With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)
“Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, Executive’s “separation from service” as defined in Section 409A of the Code.
(e)
If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.
16.
Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless the Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Executive or the Company) or such other reasonable time as requested by the Executive or the Company.

If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, the Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

17.
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. The Parties irrevocably consent and submit to the jurisdiction of any local, state or federal court within Kent County and in the State of Delaware for the enforcement of this Agreement. The Parties irrevocably waive any objection they may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.
18.
Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the Party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the Parties at their respective addresses or to such other address as either Party may later specify by notice to the other.
19.
Miscellaneous.
(a)
No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
(b)
The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)
The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto. The Parties acknowledge that each Party has reviewed and had an opportunity for its counsel to review this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amended and Restated Executive Employment Agreement to be duly executed, by its authorized officers or individually.

COMPANY	EXECUTIVE:

By: /s/ Jared Kelly	By: /s/Andrew Aromando
JARED KELLY	ANDREW AROMANDO
GENERAL COUNSEL, SECRETARY
Dated: October 11, 2023	Dated: October 11, 2023